Exhibit 3.1

SECOND AMENDED AND RESTATED

CERTIFICATE OF DESIGNATION OF RIGHTS, POWERS, PREFERENCES, PRIVILEGES AND RESTRICTIONS of

SERIES A PREFERRED CONVERTIBLE VOTING STOCK OF

DATACENTREX, INC.

I, Parker Scott, hereby certify that I am the Chief Executive Officer of Datacentrex, Inc. (the “Company”), a corporation organized and existing under the Nevada Revised Statutes (the “NRS”), and further do hereby certify:

WHEREAS, on September 30, 2022, the Board of Directors of the Company (the “Board”) approved the Amended and Restated Certificate of Designation of Rights, Powers, Preferences, Privileges and Restrictions of Series A Preferred Convertible Voting Stock, which was filed with the Secretary of State of the State of Nevada;

That, pursuant to the authority expressly conferred upon the Board by the Company’s Articles of Incorporation, as amended (the “Articles of Incorporation”), the Board and the holders of Series A Preferred Convertible Voting Stock (as defined below) on March 26, 2026, have approved the amendment and restatement of this Certificate of Designation, as set forth herein:

RESOLVED, pursuant to the authority expressly granted to and vested in the Board of Directors of the Company by the Company’s Articles of Incorporation, the Board hereby amends and restates in its entirety the Amended and Restated Certificate of Designation of Rights, Powers, Preferences, Privileges and Restrictions of Series A Preferred Convertible Voting Stock, and the rights, powers, preferences, privileges and restrictions relating to such series in addition to any set forth in the Articles of Incorporation shall be and read as follows:

TERMS OF SERIES A PREFERRED CONVERTIBLE VOTING STOCK

1. Designation and Number of Shares. There shall hereby be created and established by this Amended and Restated Certificate of Designation of Rights, Powers, Preferences, Privileges and Restrictions (this “Certificate of Designation”) a series of preferred stock of the Company designated as “Series A Preferred Convertible Voting Stock” (the “Series A Preferred Convertible Voting Stock” or “Preferred Stock”). The authorized number of Series A Preferred Convertible Voting Stock shall be 1,000,000 shares. Each share of Series A Preferred Convertible Voting Stock shall have a $0.001 par value. Capitalized terms not defined herein shall have the meaning as set forth in Section 22.

2. Ranking. The Series A Preferred Convertible Voting Stock shall, unless otherwise set forth in the applicable certificate of designations, be senior to the common stock of the Company, par value $0.001 per share (the “Common Stock”) and any other class of securities that is specifically designated as junior to the Series A Preferred Convertible Voting Stock (together, the “Junior Securities”).

3. Dividends. From and after the first date of issuance of any Series A Preferred Convertible Voting Stock (the “Initial Issuance Date”), the holders of Series A Preferred Convertible Voting Stock (each a “Holder” and collectively the “Holders”) shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds lawfully available, non-cumulative dividends, which will be paid to Holders on a quarterly basis on each of March 15, June 15, September 15 and December 15 (each, a “Payment Date”), in cash or in-kind at Company’s election, in an amount equal to $0.875 per share per quarter totaling $3.50 per share on an annualized basis. If paid in kind, the dividend shall be in shares of Series A Preferred Convertible Voting Stock (the “Dividend Shares”) valued at the $45.00 per share of Series A Preferred Convertible Voting Stock (the “Purchase Price”) unless the closing price of the Common Stock on the Trading Day prior to the Payment Date is below the Reference Rate (as defined in Section 4(b)) then in effect, in which case the Dividend Shares shall be valued at the Purchase Price adjusted by the formula:

VWAP/ Reference Rate X Purchase Price = Value per Dividend Share

The Reference Rate shall be adjusted for subdivisions and combinations of Common Stock and certain future issuances of Company securities consistently with the provisions of Sections 4(h) and 4(i).

4. Conversion.

(a) Conversion by the Holders. Subject to the provisions of this Section 4, each Holder shall have the right, at any time and from time to time, at such Holder’s option, to convert any or all of such Holder’s shares of Series A Preferred Convertible Voting Stock into the number of shares of Common Stock as set forth herein.

(b) Conversion Rate. Each share of Series A Preferred Convertible Voting Stock initially converts into 23 shares of Common Stock (the “Conversion Rate”) at a reference rate of $2.00 per share of Common Stock (the “Reference Rate”) subject to adjustments set forth in Sections 4(g) and (h).

(c) Mechanics of Conversion.

(i) In order to exercise the conversion privilege set forth in Section 4(a) above, the Holder of any shares of Series A Preferred Convertible Voting Stock to be converted shall surrender the certificate or certificates representing such shares at the principal office of the Company (or any transfer agent of the Company previously designated by the Company to the Holders for this purpose) with an irrevocable and unconditional written notice of election to convert (the “Optional Conversion Notice”), completed and signed, specifying the number of Series A Preferred Convertible Voting Stock shares to be converted. Unless the shares issuable upon conversion are to be issued in the same name as the name in which such shares of Series A Preferred Convertible Voting Stock are registered, each share surrendered for conversion shall be accompanied by instruments of transfer, in forms reasonably satisfactory to the Company, duly executed by the Holder thereof or such Holder’s duly authorized attorney. For purposes of this section, the “Optional Conversion Date” shall be the date of receipt by the transfer agent (or by the Company if the Company serves as its own transfer agent) of such certificates for shares of Series A Preferred Convertible Voting Stock, the Optional Conversion Notice and such amounts payable.

(ii) Within two Business Days after the surrender by the Holder of the certificates for shares of Series A Preferred Convertible Voting Stock as aforesaid, the Company shall issue and shall deliver to such Holder, or on the Holder’s written order to the Holder’s transferee, a certificate or certificates for the number of full shares of Common Stock issuable upon conversion of such shares, rounded up to the next share in the event of any fractional interest in a share of Common Stock, if applicable, and, if less than all shares of Series A Preferred Convertible Voting Stock represented by the certificate or certificates so surrendered are being converted, a residual certificate or certificates representing the shares of Series A Preferred Convertible Voting Stock not converted.

(d) Delivery and Fees. All shares of Common Stock delivered upon conversion of the Series A Preferred Convertible Voting Stock will, upon delivery, be duly and validly authorized and issued, fully paid and non-assessable, free from all preemptive rights and free from all taxes, liens, security interests and charges (other than liens or charges created by or imposed upon the Holder or taxes in respect of any transfer occurring contemporaneously therewith). The Company will procure, at its sole expense, the listing of the shares of Common Stock, subject to issuance or notice of issuance on the principal domestic stock exchange or inter-dealer quotation system on which the Common Stock is then listed or traded. The Company will use its reasonable best efforts as may be necessary to ensure that the shares of Common Stock may be issued without violation of any applicable law or regulation or of any requirement of any securities exchange or inter-dealer quotation system on which the shares of Common Stock are listed or traded.

(e) Charges and Taxes. Issuances of certificates for shares of Common Stock upon conversion of the Series A Preferred Convertible Voting Stock shall be made without charge to any Holder for any issue or transfer tax or other incidental expense in respect of the issuance of such certificates, all of which taxes and expenses shall be paid by the Company; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance or delivery of shares of Common Stock in a name other than that of the Holder of the Series A Preferred Convertible Voting Stock to be converted, and no such issuance or delivery shall be made unless and until the person requesting such issuance or delivery has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid.

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(f) Limitation on Beneficial Ownership. Notwithstanding anything to the contrary set forth in this Certificate of Designation, at no time may all or a portion of the Series A Preferred Convertible Voting Stock be converted if the number of shares of Common Stock to be issued pursuant to such conversion would exceed, when aggregated with all other shares of Common Stock owned by the Holder at such time, the number of shares of Common Stock that would result in the Holder beneficially owning (as determined in accordance with Section 13(d) of the 1934 Act and the rules thereunder) more than 4.99% of all of the Common Stock outstanding at such time (the “4.99% Beneficial Ownership Limitation”); provided, however, that, upon the Holder providing the Company with 61 days’ advance notice (the “4.99% Waiver Notice”) that the Holder would like to waive this Section 4(e) with regard to any or all shares of Common Stock issuable upon conversion of the Series A Preferred Convertible Voting Stock, this Section 4(f) will be of no force or effect with regard to all or a portion of the Series A Series A Preferred Convertible Voting Stock referenced in the 4.99% Waiver Notice but shall in no event waive the 9.99% Beneficial Ownership Limitation described below. Notwithstanding anything to the contrary set forth in this Certificate of Designation, at no time may all or a portion of the Series A Preferred Convertible Voting Stock be converted if the number of shares of Common Stock to be issued pursuant to such conversion, when aggregated with all other shares of Common Stock owned by the Holder at such time, would result in the Holder beneficially owning (as determined in accordance with Section 13(d) of the 1934 Act and the rules thereunder) in excess of 9.99% of the then-issued and outstanding shares of Common Stock outstanding at such time (the “9.99% Beneficial Ownership Limitation” and the lower of the 9.99% Beneficial Ownership Limitation and the 4.99% Beneficial Ownership Limitation then in effect, the “Maximum Percentage”)). By written notice to the Company, a Holder of Series A Preferred Convertible Voting Stock may from time to time decrease the Maximum Percentage to any other percentage specified in such notice. For purposes hereof, in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as reflected in (1) the Company’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, Current Report on Form 8-K or other public filing with the Securities and Exchange Commission, as the case may be, (2) a more recent public announcement by the Company or (3) any other notice by the Company setting forth the number of shares of Common Stock outstanding. For any reason at any time, upon the written or oral request of a Holder of Series A Preferred Convertible Voting Stock, the Company shall within three (3) Business Days confirm orally and in writing to such Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including the Series A Preferred Convertible Voting Stock, by the Holder and its Affiliates since the date as of which such number of outstanding shares of Common Stock was reported, that in any event are convertible or exercisable, as the case may be, into shares of the Company’s Common Stock within 60 days’ of such calculation and that are not subject to a limitation on conversion or exercise analogous to the limitation contained herein. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 4(e) to correct this paragraph (or any portion hereof) that may be defective or inconsistent with the intended beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation.

(g) Adjustment of Conversion Rate upon Subdivision or Combination of Common Stock. The Conversion Rate (and shares issuable upon conversion of the Series A Preferred Convertible Voting Stock) will be appropriately adjusted to reflect stock splits, stock dividends, business combinations and similar recapitalization.

(h) Adjustment of Conversion Rate upon a Dilutive Financing. In the event that the Company issues additional securities at a purchase price less than the current Reference Rate, as adjusted (a “Dilutive Financing”), the Conversion Rate shall be adjusted as follows: (i) the lowest per share price paid in any such Dilutive Financing shall be multiplied by 0.8 to obtain the discount rate (the “Discount Rate”); (ii) the Reference Rate shall then be divided by the Discount Rate to determine the adjustment factor (the “Adjustment Factor”); and then (iii) the Conversion Rate then in effect shall be multiplied by the Adjustment Factor to determine the adjusted Conversion Rate. Following any adjustments pursuant to the terms of this Section 4(h), all references to the “Conversion Rate” contained in this Certificate of Designation shall mean the Conversion Rate, as adjusted. This provision shall also adjust the Reference Rate to equal the Discount Rate for the most recent Dilutive Financing.

(i) This Section 4(h) shall be inoperable when the following conditions are all present: a) the Company has closed on an offering of at least $5 million net of fees at a minimum $5 per share, b) the Securities and Exchange Commission has declared effective a registration statement registering for resale the Common Stock issuable upon conversion of the Series A Preferred Convertible Voting Stock, c) the Common Stock is listed on the NYSE or NASDAQ and d) the Common Stock has a closing price of $6 for 20 consecutive Trading Days. In the event the Company no longer meets the requirements of (b) or (c) above, the anti-dilution provisions of this Section 4(h) shall be operable.

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(j) The anti-dilution provisions of this Section 4(h) shall not be triggered by the following issuances: (i) securities issued upon conversion of any shares of Series A Preferred Convertible Voting Stock, or as a dividend or distribution on the Series A Preferred Convertible Voting Stock; (ii) securities issued upon the conversion of any preexisting debenture, warrant, option, or other convertible security; or (iii) Common Stock issuable upon a stock split, stock dividend, or any subdivision of shares of Common Stock.

5. Authorized Shares Reservation. The Company shall initially reserve out of its authorized and unissued Common Stock a number of shares of Common Stock equal to 100% of the Conversion Rate of each Series A Preferred Convertible Voting Stock as of the Initial Issuance Date. So long as any of the Series A Preferred Convertible Voting Stock are outstanding, the Company shall take all action necessary to reserve and keep available out of its authorized and unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Series A Preferred Convertible Voting Stock, as of any given date, 100% of the number of shares of Common Stock as shall from time to time be necessary to effect the conversion of all of the Series A Preferred Convertible Voting Stock.

6. Voting Rights. The Series A Preferred shall vote together with the Common Stock on an as-converted basis, provided that each Holder shall be limited to voting the number of votes that is 9.99% of all shares entitled to vote, except as required by law (the “Maximum Voting Percentage”).

7. Liquidation, Dissolution, Winding-Up. In the event of any liquidation, dissolution or winding up of the Company (each, a “Liquidation Event”), Holders shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders, first, before any payment shall be made to holders of Junior Securities by reason of their ownership thereof, an amount in cash equal to $45 per share of Series A Preferred Convertible Voting Stock, plus accrued and declared and unpaid dividends on each share of Series A Preferred Convertible Voting Stock, and thereafter, pari-passu with holders of Common Stock on an as-converted basis. A merger or consolidation (other than one in which stockholders of the Company own a majority by voting power of the outstanding shares of the surviving or acquiring corporation) or a sale, lease, transfer, exclusive license or other disposition of all or substantially all of the assets of the Company will be treated as a Liquidation EVENT unless the Holders elect otherwise.

8. Other Dividends. If the Company, at any time while any shares of Series A Preferred Convertible Voting Stock are outstanding, shall pay a dividend in cash, securities or other assets to all holders of Common Stock (any such non-excluded event being referred to herein as an “Other Dividend”), then Holders shall be entitled to receive such Other Dividends on a pro-rata as-converted basis with the holders of Common Stock.

9. Lost or Stolen Certificates. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any certificates representing Series A Preferred Convertible Voting Stock (as to which a written certification and the indemnification contemplated below shall suffice as such evidence), and, in the case of loss, theft or destruction, of an indemnification undertaking by the applicable Holder to the Company in customary and reasonable form and, in the case of mutilation, upon surrender and cancellation of the certificate(s), the Company shall execute and deliver new certificate(s) of like tenor and date.

10. Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Certificate of Designation shall be cumulative and in addition to all other remedies available under this Certificate of Designation at law or in equity (including a decree of specific performance and/or other injunctive relief), and no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy. Nothing herein shall limit any Holder’s right to pursue actual and consequential damages for any failure by the Company to comply with the terms of this Certificate of Designation.

11. Noncircumvention. The Company hereby covenants and agrees that the Company will not, by amendment of its Articles of Incorporation, bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Certificate of Designation, and will at all times in good faith carry out all of the provisions of this Certificate of Designation and take all action as may be required to protect the rights of the Holders. Without limiting the generality of the foregoing or any other provision of this Certificate of Designation, the Company (i) shall not increase the par value of any shares of Common Stock receivable upon the conversion of any Series A Preferred Convertible Voting Stock above the par value then in effect and (ii) shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and non-assessable shares of Common Stock upon the conversion of Series A Preferred Convertible Voting Stock.

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12. Failure or Indulgence Not Waiver. No failure or delay on the part of a Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party. This Certificate of Designation shall be deemed to be jointly drafted by the Company and all Holders and shall not be construed against any Person as the drafter hereof.

13. Notices. The Company shall provide each Holder of Series A Preferred Convertible Voting Stock with prompt written notice of all actions taken pursuant to the terms of this Certificate of Designation, including in reasonable detail a description of such action and the reason therefor. Whenever notice is required to be given under this Certificate of Designation, unless otherwise provided herein, such notice must be in writing and shall be given in accordance with instructions provided to the Company by the Holder. Without limiting the generality of the foregoing, the Company shall give written notice to each Holder (i) promptly following any adjustment of the Conversion Rate, setting forth in reasonable detail, and certifying, the calculation of such adjustment and (ii) at least five (5) days prior to the date on which the Company closes its books or takes a record (A) with respect to any distribution upon the Common Stock, (B for determining rights to vote (if applicable) or any other applicable action.

14. Transfer of Series A Preferred Convertible Voting Stock. Subject to the restrictions set forth in Purchase Agreement, a Holder may transfer some or all of its Series A Preferred Convertible Voting Stock without the consent of the Company.

15. Series A Preferred Convertible Voting Stock Register. The Company shall maintain at its principal executive offices (or such other office or agency of the Company as it may designate and provide notice to the Holders thereof), a register for the Series A Preferred Convertible Voting Stock, in which the Company shall record the name, address and facsimile number or email of the Persons in whose name the Series A Preferred Convertible Voting Stock have been issued, as well as the name, address, facsimile number or email and tax identification number of each transferee. The Company may treat the Person in whose name any Series A Preferred Convertible Voting Stock is registered on the register as the owner and Holder thereof for all purposes, notwithstanding any notice to the contrary, but in all events recognizing any properly made transfers.

16. Shareholder Matters; Amendment.

(a) Shareholder Matters. Any shareholder action, approval or consent required, desired or otherwise sought by the Company pursuant to the NRS, the Articles of Incorporation, this Certificate of Designation or otherwise with respect to the issuance of Series A Preferred Convertible Voting Stock may be effected by written consent of the Company’s shareholders or at a duly called meeting of the Company’s shareholders, all in accordance with the applicable rules and regulations of the NRS. This provision is intended to comply with the applicable sections of the NRS permitting shareholder action, approval and consent affected by written consent in lieu of a meeting.

(b) Amendment. This Certificate of Designation or any provision hereof may be amended by obtaining the affirmative vote at a meeting duly called for such purpose, or written consent without a meeting in accordance with the NRS, of the Holders owning a majority of the Series A Preferred Convertible Voting Stock remaining outstanding at the time of the vote, voting together as a single class.

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17. Governing Law and Venue. All questions concerning the construction, validity, enforcement and interpretation of the this Certificate of Designations shall be governed by and construed and enforced in accordance with the internal laws of the State of Nevada, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement and any other Certificate of Designations (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, partners, members, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of this Certificate of Designations), and hereby irrevocably waives, and agrees not to assert in any action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such action or proceeding is improper or is an inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.

18. Certain Defined Terms. For purposes of this Certificate of Designation, the following terms shall have the following meanings:

(a) “1934 Act” means the Securities Exchange Act of 1934, as amended.

(b) “Affiliate” as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise. For purposes of this definition, a Person shall be deemed to be “controlled by” a Person if such latter Person possesses, directly or indirectly, power to vote 10% or more of the securities having ordinary voting power for the election of directors of such former Person.

(c) “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(d) “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity or a government or any department or agency thereof.

(e) “Securities Purchase Agreement” means that certain Securities Purchase Agreement (or subscription agreement) by and among the Company and the initial Holders of Series A Preferred Convertible Voting Stock, dated as of the Initial Issuance Date, as may be amended from time in accordance with the terms thereof.

(f) “Subsidiaries” shall have the meaning as set forth in the Securities Purchase Agreement.

(g) “Trading Day” means a day on which the principal Trading Market is open for trading.

(h) “Trading Market” means the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American LLC, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange or the OTCQB as maintained by the OTC Markets, Inc.

(i) “VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if OTCQB or OTCQX is not a Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the Common Stock is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Common Stock are then reported in the “Pink Sheets” published by OTC Markets Group, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Purchasers of a majority in interest of the Securities then outstanding and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

19. Disclosure. Upon receipt or delivery by the Company of any notice in accordance with the terms of this Certificate of Designation, unless the Company has in good faith determined that the matters relating to such notice do not constitute material, non-public information relating to the Company or any of its Subsidiaries, the Company shall simultaneously with any such receipt or delivery publicly disclose such material, non-public information on a Current Report on Form 8-K or otherwise. In the event that the Company believes that a notice contains material, non-public information relating to the Company or any of its Subsidiaries, the Company so shall indicate to each Holder contemporaneously with delivery of such notice, and in the absence of any such indication, each Holder shall be allowed to presume that all matters relating to such notice do not constitute material, non-public information relating to the Company or its Subsidiaries. Nothing contained in this Section 19 shall limit any obligations of the Company, or any rights of any Holder, under the Securities Purchase Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Company has caused this Amended and Restated Certificate of Designation of Series A Preferred Convertible Voting Stock of Datacentrex, Inc. to be signed by its Chief Executive Officer on this 27th day of March, 2026.

DATACENTREX, INC.

By:	/s/ Parker Scott
Name:	Parker Scott
Title:	Chief Executive Officer

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DATACENTREX, INC.
CONVERSION NOTICE

Reference is made to the Certificate of Designation of Rights, Powers, Preferences, Privileges and Restrictions of the Series A Series A Preferred Convertible Voting Stock of Datacentrex, Inc. (the “Certificate of Designation”). In accordance with and pursuant to the Certificate of Designation, the undersigned hereby elects to convert the number of shares of Series A Series A Preferred Convertible Voting Stock, $0.001 par value per share (the “Series A Preferred Convertible Voting Stock”), of Datacentrex, Inc., a Nevada corporation (the “Company”), indicated below into shares of common stock, $0.001 par value per share (the “Common Stock”), of the Company, as of the date specified below.

Date of Conversion: _________________________________________________________________________

Number of Series A Preferred Convertible Voting Stock to be converted: _________________________________

Share certificate no(s). of Series A Preferred Convertible Voting Stock to be converted: ________________________________________________________________________________________

Tax ID Number (If applicable): _________________________________________________________________

Conversion (Rate): __________________________________________________________________________

Number of shares of Common Stock to be issued: ___________________________________________________

Please issue the shares of Common Stock into which the Series A Preferred Convertible Voting Stock are being converted in the following name and to the following address:

Issue to: _________________________________

_________________________________

Address:_________________________________

Telephone Number: _________________________

Facsimile Number:___________________________

Email:_____________________________________

Holder:____________________________________

By:_______________________________________

Title:______________________________________

Dated:_____________________________________

Account Number (if electronic book entry transfer): ________________________________

Transaction Code Number (if electronic book entry transfer):__________________________

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